Exhibit 99.1

AUDITED FINANCIAL STATEMENTS OF ADAPTIVE PHAGE THERAPEUTICS, INC.

ADAPTIVE PHAGE THERAPEUTICS, INC.

FINANCIAL STATEMENTS

Years Ended December 31, 2023 and 2022

With Report of Independent Auditors

ADAPTIVE PHAGE THERAPEUTICS, INC.

AUDITED FINANCIAL STATEMENTS

Years Ended December 31, 2023 and 2022

REPORT OF INDEPENDENT AUDITORS

The President and the Member

Adaptive Phage Therapeutics LLC

Opinion

We have audited the financial statements of Adaptive Phage Therapeutics, Inc. (the Company), which comprise the balance sheets as of December 31, 2023 and 2022, and the related statements of operations and comprehensive loss, convertible preferred stock and stockholders’ deficit, and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2023 and 2022, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations, has a net capital deficiency, and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free of material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ Ernst & Young LLP

Tysons, Virginia

May 15, 2024

ADAPTIVE PHAGE THERAPEUTICS, INC.

BALANCE SHEETS

(in thousands, except share amounts)

	December 31,
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$1,263	$3,255
Restricted cash	154	154
Total cash, cash equivalents and restricted cash	1,417	3,409
Accounts receivable	1,414	4,134
Prepaid expenses and other current assets	313	316
Total current assets	3,144	7,859
Property and equipment, net	3,732	4,074
Right of use asset	14,145	14,340
Other assets	68	306
Total assets	$21,089	$26,579
LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$3,418	$3,906
Lease liability, short-term	780	757
Accrued expenses and other current liabilities	2,015	1,794
Royalty liability, short-term	—	150
Total current liabilities	6,213	6,607
Notes payable, long-term	495	500
Lease liability, long-term	16,931	17,111
Total liabilities	23,639	24,218
Convertible preferred stock:
Convertible preferred stock (Series AA), $0.0001 par value; 2,217,000 shares authorized; 2,217,000 shares issued and outstanding at December 31, 2023 and December 31, 2022, respectively; aggregate liquidation preference of $2,217 as of December 31, 2023	2,217	2,217
Convertible preferred stock (Series B), $0.0001 par value; 62,118,478 shares authorized; 42,481,418 shares issued and outstanding at December 31, 2023 and December 31, 2022, respectively; aggregate liquidation preference of $54,086 as of December 31, 2023	49,747	49,747
Convertible preferred stock (Series B-1), $0.0001 par value; 100,000,000 shares authorized; 39,999,998 shares issued and outstanding at December 31, 2023; aggregate liquidation preference of $12,000 as of December 31, 2023	10,600	—
Stockholders’ deficit:
Common stock, $0.0001 par value; 186,304,376 and 83,000,000 shares authorized; 9,461,476 and 9,450,256 shares issued and outstanding at December 31, 2023 and December 31, 2022, respectively	—	—
Additional paid-in capital	2,167	1,660
Accumulated deficit	(67,281)	(51,263)
Total stockholders’ deficit	(65,114)	(49,603)
Total liabilities, convertible preferred stock and stockholders’ deficit	$21,089	$26,579

The accompanying notes are an integral part of the financial statements.

ADAPTIVE PHAGE THERAPEUTICS, INC.

STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands)

	Year Ended December 31,
	2023	2022
Revenues	$14,093	$5,942
Operating expenses:
Research and development	24,458	24,565
General and administrative	6,843	7,201
Total operating expenses	31,301	31,766
Loss from operations	(17,208)	(25,824)
Other income (expense):
Change in fair value of preferred stock tranche rights liabilities	1,200	2,176
Other income (loss), net	(10)	21
Total other income, net	1,190	2,197
Net loss before income tax	(16,018)	(23,627)
Income tax	—	—
Net loss and comprehensive loss	$(16,018)	$(23,627)

The accompanying notes are an integral part of the financial statements.

ADAPTIVE PHAGE THERAPEUTICS, INC.

STATEMENTS OF CONVERTIBLE PREFERRED STOCK and STOCKHOLDERS’ DEFICIT

(in thousands, except share amounts)

	Convertible Preferred Stock
	Series AA, $0.0001 par value		Series B, $0.0001 par value		Series B-1, $0.0001 par value		Common Stock $0.0001 par value		Additional Paid-in	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	(Deficit)
Balance at December 31, 2021	2,217,000	$2,217	21,846,732	$24,651	—	$—	9,294,028	$—	$610	$(27,636)	$(27,026)
Stock-based compensation	—	—	—	—	—	—	—	—	1,008	—	1,008
Issuance of Series B Preferred Stock, net of issuance costs	—	—	20,634,686	25,697	—	—	—	—	—	—	—
Reclassification of preferred stock tranche rights liabilities	—	—	—	(601)	—	—	—	—	—	—	—
Exercise of stock options	—	—	—	—	—	—	156,228	—	42	—	42
Net loss	—	—	—	—	—	—	—	—	—	(23,627)	(23,627)
Balance at December 31, 2022	2,217,000	$2,217	42,481,418	$49,747	—	$—	9,450,256	$—	$1,660	$(51,263)	$(49,603)
Stock-based compensation	—	—	—	—	—	—	—	—	503	—	503
Issuance of Series B-1 Preferred Stock, net of issuance costs	—	—	—	—	39,999,998	10,600	—	—	—	—	—
Exercise of stock options	—	—	—	—	—	—	11,220	—	4	—	4
Net loss	—	—	—	—	—	—	—	—	—	(16,018)	(16,018)
Balance at December 31, 2023	2,217,000	$2,217	42,481,418	$49,747	39,999,998	$10,600	9,461,476	$—	$2,167	$(67,281)	$(65,114)

The accompanying notes are an integral part of the financial statements.

ADAPTIVE PHAGE THERAPEUTICS, INC.

STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(16,018)	$(23,627)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation expense	503	1,008
Depreciation and amortization	551	479
Noncash operating lease expense	194	692
Change in fair value of preferred stock tranche rights liabilities	(1,200)	(2,176)
Other	20	—
Changes in operating assets and liabilities:
Accounts receivable	2,720	(3,288)
Prepaid expenses and other current assets	241	903
Accounts payable	(512)	2,427
Operating lease liability	(157)	(169)
Accrued expenses and other liabilities	71	(606)
Net cash used in operating activities	(13,587)	(24,357)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment, net	(204)	(978)
Net cash used in investing activities	(204)	(978)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term debt	—	350
Payment of short-term debt	(5)	—
Proceeds from issuance of common stock	4	42
Proceeds from preferred stock, net of issuance cost	11,800	26,138
Net cash provided by financing activities	11,799	26,530
Net increase and decrease in cash and cash equivalents and restricted cash	(1,992)	1,195
Cash, cash equivalents and restricted cash at beginning of period	3,409	2,214
Cash, cash equivalents and restricted cash at end of period	$1,417	$3,409

SUPPLEMENTAL NON-CASH ACTIVITIES:
Right-of-use assets in exchange for lease obligations	$—	$15,032
Property and equipment purchases included in accounts payable and accrued expenses	$24	$5
Reclassification of preferred stock tranche rights liability upon share issuance	$—	$(601)

The accompanying notes are an integral part of the financial statements.

ADAPTIVE PHAGE THERAPEUTICS, INC.

NOTES TO FINANCIAL STATEMENTS

(in thousands, except share and per share data)

1. Nature of Business and Organization

Adaptive Phage Therapeutics, Inc., headquartered in Gaithersburg, Maryland, United States, (“Adaptive” or the “Company”) is a clinical stage biopharmaceutical company incorporated under the laws of the State of Delaware.

The Company is focused on advancing therapies to treat multi-drug resistant infections. The Company’s pipeline includes Diabetic Foot Osteomyelitis (“DFO”), Prosthetic Joint Infection (“PJI”), Chronic Recurrent UTI and other bacterial infections using bacteriophage therapy. Since its inception, the Company has devoted substantially all of its efforts to business planning, research and development, recruiting management and technical staff and raising capital, and has financed its operations through the issuance of common and preferred stock, long-term debt and proceeds from research grants and government contracts. The Company has not generated any revenue from the sale of any products to date, and there is no assurance of any future revenues from product sales.

The Company operates in an environment of rapid technological change and substantial competition from pharmaceutical and biotechnology companies. The Company is subject to risks common to companies in the biopharmaceutical industry in a similar stage of their life cycle including, but not limited to: the significant losses that the Company has incurred since its founding and anticipates it will continue to incur for the foreseeable future; the fact that the Company’s profitability depends on its ability to develop and commercialize its current and future product candidates; the high risk of failure of product candidates in an early stage of development; the need for substantial additional financing; the potential for substantial delays in clinical trials, which may fail to meet the approval of regulatory authorities; the difficulty of predicting the time and cost of product development; reliance on third parties to conduct preclinical studies and clinical trials; substantial competition from other pharmaceutical and biotechnology companies, which may discover, develop or commercialize products before or more successfully than the Company; and the substantial cost and difficulty of protecting the Company’s proprietary rights. There can be no assurance that the Company’s research and development will be successfully completed, that adequate protection for the Company’s intellectual property will be obtained, that any products developed will obtain required regulatory approval or that any approved products will be commercially viable. Even if the Company’s development efforts are successful, it is uncertain when, if ever, the Company will generate significant product sales. If the Company does not successfully commercialize any of its products or mitigate any of these other risks, it will be unable to generate revenue or achieve profitability.

Going Concern

In accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (Subtopic 205-40), the Company has evaluated whether there are conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company has experienced recurring losses in past years. As of December 31, 2023, the Company had an accumulated deficit of $67,281 and a net loss of $16,018 for the year ended December 31, 2023. The Company expects to incur additional losses in the future in connection with research and development activities. Since inception, the Company has financed its activities principally from the issuance of debt and equity securities.

The Company’s ability to continue as a going concern is dependent upon the Company’s ability to raise additional debt and equity capital. There can be no assurance that such capital will be available in sufficient amounts or on terms acceptable to the Company. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments relating to the recoverability of the recorded assets or the classification of liabilities that may be necessary should the Company be unable to continue as a going concern.

Management received additional financing through the receipt of $12,000 of gross proceeds from the issuance of 39,999,998 Series B-1 preferred shares during 2023 and $26,272 of gross proceeds from the issuance of 20,634,686 Series B preferred shares during 2022, as further discussed in Note 10. At the end of 2023, the Company estimates that it will not achieve the   remaining tranche milestones and the Company will seek additional funds through equity offerings, debt financings, government or other third-party funding, collaborations, strategic alliances or licensing arrangements. If the Company is unable to obtain other financing, the Company would be forced to delay, reduce or eliminate its research and development programs or any future commercialization efforts or to relinquish valuable rights to its technologies, future revenue streams, research programs or product candidates or grant licenses on terms that may not be favorable to the Company. Although management continues to pursue these plans, there is no assurance that the Company will be successful in obtaining sufficient funding on terms acceptable to the Company to fund continuing operations, if at all.

The Company believes that its existing cash and cash equivalents of as of December 31, 2023 of $1,263, along with its borrowings under the Company’s loan agreements, as discussed in Note 9 will not enable it to fund its operating expenses and capital expenditure requirements for at least one year from the date of the issuance of these financial statements and therefore, there is substantial doubt about the Company’s ability to continue as a going concern. The Company’s financial statements have been prepared on the basis of continuity of operations, realization of assets and the satisfaction of liabilities in the ordinary course of business.

2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are prepared in conformity with generally accepted accounting principles in the United States of America (“U.S. GAAP”). The financial statements have been prepared on the basis of continuity of operations, realization of assets, and the satisfaction of liabilities in the ordinary course of business. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets and liabilities that might be necessary should the Company be unable to continue as a going concern (see Note 1).

Use of Estimates

The preparation of these financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. The Company bases estimates and assumptions on historical experience when available and on various factors that it believes to be reasonable under the circumstances. Significant estimates relied upon in preparing the accompanying financial statements were related to revenue recognition, the fair value of common stock and other debt and equity instruments, accounting for stock-based compensation, income taxes, useful lives of long-lived assets, and accounting for project development and certain accruals. The Company assesses the above estimates on an ongoing basis; however, actual results could differ materially from those estimates.

Cash Equivalents

The Company considers all highly liquid investments purchased with remaining maturities of 90 days or less on the purchase date to be cash equivalents, and include amounts held in money market funds which are actively traded and stated at fair value (a Level 1 input).

Restricted Cash

The Company had restricted cash of $154 at both December 31, 2023 and 2022, held in a checking account as collateral. The restricted cash as of December 31, 2023 and 2022 is for the Company’s facility lease obligation. Restricted cash is classified as a separate line item of cash, cash equivalents, and restricted cash in the accompanying balance sheets and statements of cash flows.

Fair Value Measurements

The Company records certain financial assets and liabilities at fair value in accordance with the guidance in FASB Accounting Standard Codification (“ASC”) 820, Fair Value Measurements and Disclosures (“ASC 820”), which defines fair value and establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are described below:

Level 1 — Quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company can access at the measurement date.

Level 2 — Inputs other than quoted prices included within Level 1 that are either directly or indirectly observable. If the asset or liability has a specified (contractual) term, a Level 2 input must be observable for substantially the full term.

Level 3 — Unobservable inputs developed using estimates of assumptions developed by the Company, which reflect those that a market participant would use.

To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for instruments categorized in Level 3. A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

Fair value is a market-based measure considered from the perspective of a market participant rather than an entity-specific measure. Therefore, even when market assumptions are not readily available, the Company’s own assumptions are set to reflect those that market participants would use in pricing the asset or liability at the measurement date. The Company uses prices and inputs that are current as of the measurement date, including during periods of market dislocation. In periods of market dislocation, the observability of prices and inputs may change for many instruments. This condition could cause an instrument to be reclassified within levels in the fair value hierarchy. If applicable, the Company will recognize transfers into and out of Level 3 within the fair value hierarchy at the end of the reporting period in which the actual event or change in circumstance occurs. There were no transfers into or out of Level 3 of the fair value hierarchy during the years ended December 31, 2023 and 2022.

Financial Instruments

The Company’s financial instruments consist of cash, cash equivalents, restricted cash, accounts receivable, accounts payable, and accrued expenses. The carrying amounts of cash, cash equivalents, restricted cash, accounts receivable, accounts payable, and accrued expenses approximate their fair value due to the short-term nature of those financial instruments.

Accounts Receivable

Accounts receivable include both billed and unbilled amounts, all of which are current as of December 31, 2023 and 2022. The Company makes judgments as to its ability to collect outstanding receivables and provides an allowance for receivables based on historical experience and management’s expectations of future losses. The Company’s receivables represent amounts to be reimbursed under its government grants and contracts. The Company believes that the credit risks associated with these government grants and contracts is not significant. To date, the Company has not experienced any losses associated with accounts receivable and has not recognized an allowance for expected credit losses.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to significant concentration of credit risk consist primarily of cash, cash equivalents, restricted cash, and accounts receivable. Management believes that the Company is not exposed to significant credit risk as the Company’s deposits are held at financial institutions that management believes to be of high credit quality. The Company has not experienced any losses in these deposits. The Company recognizes research grants and contracts earned in connection with the services provided on research and development projects. The Company provides credit in the normal course of providing such services based on evaluations of the grantors’ financial condition and generally does not require collateral. To manage accounts receivable credit risk, the Company monitors the creditworthiness of its grantors. The U.S. government accounts for 98% and 97% of revenue for the years ended December 31, 2023 and 2022, respectively. The U.S. government accounts for 100% of accounts receivable for both years ended December 31, 2023 and 2022.

Property and Equipment, Net

The Company records property and equipment at cost less accumulated depreciation and amortization. Expenditures for maintenance and repairs are charged to operations as incurred, whereas major improvements are capitalized as additions to property and equipment. Costs of assets under construction are capitalized but are not depreciated until the construction is substantially complete and the assets being constructed are ready for their intended use.

Depreciation and amortization are recorded using the straight-line method over the estimated useful lives of the assets, as follows:

Asset Category	Estimated Useful Life
Computer and telecommunications	3 – 5 years
Software	3 years
Furniture, fixtures and equipment	5 – 10 years
Laboratory equipment	10 years
Leasehold improvements	Lesser of lease term or estimated useful lives

Impairment of Long-Lived Assets

The Company evaluates its long-lived assets for potential impairment when events or changes in circumstances indicate the carrying value of the assets may not be recoverable. Recoverability is measured by comparing the book values of the assets to the expected future net undiscounted cash flows that the assets are expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the book values of the assets exceed their fair value. The Company did not recognize any impairment losses for the years ended December 31, 2023 and 2022.

Leases

Effective as of January 1, 2022, the Company accounts for its leases under ASC 842, Leases. Under this guidance, arrangements meeting the definition of a lease are classified as operating or financing leases and are recorded on the balance sheet as both a right-of-use asset and a lease liability, calculated by discounting fixed lease payments over the lease term at the rate implicit in the lease or the Company’s incremental borrowing rate. As most of the Company’s leases do not provide an implicit rate, the Company uses its incremental borrowing rate based on the information available at the lease commencement date in determining the present value of lease payments. Lease liabilities are increased by interest and reduced by payments each period, and right-of-use assets are amortized over the lease term. The Company’s lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise those options. For operating leases, interest on the lease liability and the amortization of the right-of-use asset results in straight-line rent expense over the lease term. Variable lease expenses are recorded when incurred and not included in the measurement of right-of-use assets and lease liabilities.

ASC 842 provides practical expedients for an entity’s ongoing accounting. The Company has elected the package of practical expedients permitted. Accordingly, the Company accounted for its existing operating leases as operating leases under the new guidance, without reassessing (a) whether the contracts contain a lease, (b) whether classification of the operating leases would be different in accordance, or (c) whether the unamortized initial direct costs before transition adjustments would have met the definition of initial direct costs at lease commencement. In calculating right-of-use assets and lease liabilities, the Company has elected to combine the lease and non-lease components for real estate assets. Additionally, the Company has elected to apply the practical expedient related to short-term leases (i.e., leases having initial terms of twelve months or less at commencement date) as an accounting policy election. The Company recognizes short-term leases on a straight-line basis over the lease term and does not record a related lease asset or liability for such leases.

Lease incentives and allowance provided by the Company’s landlord for the construction of leasehold improvements are recorded as lease incentive obligations as the related construction costs are incurred, up to the maximum allowance.

Convertible Preferred Stock

The Company recorded shares of convertible preferred stock at their respective fair values on the dates of issuance, net of issuance costs. The Company applied the guidance in ASC 480-10-S99-3A, SEC Staff Announcement: Classification and Measurement of Redeemable Securities, and therefore classified the Series AA, Series B and Series B-1 convertible preferred stock as mezzanine equity. The convertible preferred stock was recorded outside of stockholders’ deficit because, in the event of certain deemed liquidation events considered not solely within the Company’s control, such as a merger, acquisition and sale of all or substantially all of the Company’s assets, the convertible preferred stock would have become redeemable at the option of the holders. In the event of a change of control of the Company, proceeds received from the sale of such shares would have been distributed in accordance with the corresponding liquidation preferences. The Company did not adjust the carrying values of the convertible preferred stock to the deemed liquidation values of such shares since a liquidation event was not probable at any of the reporting dates.

Preferred Stock Tranche Rights Liabilities

The Company determined that its obligations to issue, and the Company’s investors’ right to purchase, additional shares of Series B and Series B-1 convertible preferred stock pursuant to the achievement of certain milestones (see Note 10) represented freestanding financial instruments (the “tranche liabilities”). The tranche liabilities were initially recorded at fair value. The proceeds from the original sale of the convertible preferred stocks were first allocated to the fair value of the tranche liabilities with the remaining proceeds from the sale of the convertible preferred stock allocated to the Series B and Series B-1 convertible preferred stock. The tranche liabilities were remeasured at each reporting period and upon the exercise of the obligations, with gains and losses arising from subsequent changes in their fair value recognized in other income and expense in the statements of operations.

Stock-based Compensation

The Company accounts for all stock-based compensation granted to employees and non-employees in accordance with ASC 718, Compensation – Stock Compensation. Stock-based compensation awarded to employees is measured at the grant date fair value of stock option grants and is recognized over the requisite service period of the awards, usually the vesting period, on a straight-line basis. The Company recognizes the impact of forfeiture of awards as the forfeitures occur.

The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The Company is a private company and lacks company-specific historical and implied volatility information. Therefore, it estimates its expected stock volatility based on the historical volatility of a publicly traded set of peer companies and expects to continue to do so. The expected term of the Company’s stock options has been determined utilizing the “simplified” method. The expected term of stock options granted to non-employees is equal to the contractual term of the option award. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. The expected dividend yield is based on the fact that the Company has never paid cash dividends and does not expect to pay any cash dividends in the foreseeable future. The assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. All stock-based compensation costs are recorded in research and development expense or general and administrative expense in the statements of operations based upon the respective employee’s or non-employee’s roles within the Company.

Revenue

The Company’s revenue primarily consists of government and foundation grants and contracts that support the Company’s efforts on specific research projects. The Company has determined that the government agencies and foundations providing grants and contracts to the Company are not customers and accounts for these contracts as a government grant which analogizes with International Accounting Standards 20 (“IAS 20”), Accounting for Government Grants and Disclosure of Government Assistance. These grants and contracts generally provide for reimbursement of approved costs as those costs are incurred by the Company. Research grants and contracts and the related accounts receivable are recognized as earned in proportion to when reimbursable expenses are incurred in performance of the contract. Payments received in advance of services being provided are recorded as deferred revenue.

The Company applies ASC 606, Revenue from Contracts with Customers (“ASC 606”), to all contracts with customers, except for contracts that are within the scope of other standards, such as leases, insurance, collaboration arrangements and financial instruments. Under ASC 606, an entity recognizes revenue when its customer obtains control of promised goods or services in an amount that reflects the consideration which the entity expects to receive in exchange for those goods and services. To determine revenue recognition for arrangements that an entity determines are within the scope of ASC 606, the entity performs the following five steps: (i) identify the contract(s) with the customer(s); (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation. The Company only applies the five-step model to contracts when it is probable that the entity will collect the consideration it is entitled to in exchange for the goods and services it transfers to the customer. At contract inception, the Company assesses the goods or services promised within each contract that falls under the scope of ASC 606, determines those that are performance obligations and assesses whether each promised good or service is distinct. The Company then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied.

The Company enters into collaboration and licensing agreements which are within the scope of ASC 606, under which it licenses the usage of its proprietary phage technology to third parties. The terms of these arrangements typically include payment of one or more of the following: non-refundable, up-front license fees; development, regulatory and commercial milestone payments; and royalties on net sales of the licensed product, if and when earned. See Note 12 for additional information regarding the Company’s collaboration and license agreements.

In determining the appropriate amount of revenue to be recognized as it fulfills its obligation under each of its agreements, the Company performs the five steps under ASC 606 described above. As part of the accounting for these arrangements, the Company must develop assumptions that require judgment to determine the stand-alone selling price, which may include forecasted revenues, development timelines, reimbursement of personnel costs, discount rates and probabilities of technical and regulatory success.

Manufacturing and Supply: The obligations under the Company’s agreements may include clinical and commercial manufacturing products to be provided by the Company to the counterparty. The services are generally determined to be distinct from the other promises or performance obligations identified in the arrangement. The Company recognizes the transaction price allocated to these services as revenue over time. The transfer of control of the related good or service is over time since the Company’s performance does not create an asset with an alternative use to the Company and the Company has an enforceable right to payment for the performance completed.

Licensing of Intellectual Property: If the license to the Company’s intellectual property is determined to be distinct from the other performance obligations identified in the arrangement, the Company recognizes revenue from non-refundable, up-front fees allocated to the license when the license is transferred to the licensee and the licensee is able to use and benefit from the license. For licenses that are bundled with other promises, the Company utilizes judgment to assess the nature of the combined performance obligation to determine whether the combined performance obligation is satisfied over time or at a point in time and, if over time, the appropriate method of measuring progress for purposes of recognizing revenue from non-refundable, up-front fees. The Company evaluates the measure of progress each reporting period, and, if necessary, adjusts the measure of performance and related revenue recognition.

Milestone Payments: At the inception of each arrangement that includes development milestone payments, the Company evaluates whether the milestones are considered probable of being reached and estimates the amount to be included in the transaction price using the most likely amount method. If it is probable that a significant revenue reversal will not occur, the associated milestone value is included in the transaction price. Milestone payments that are not within the control of the Company or the licensee, such as regulatory approvals, are not considered probable of being achieved until those approvals are received. The transaction price is then allocated to each performance obligation on a relative stand-alone selling price basis, for which the Company recognizes revenue as or when the performance obligations under the contract are satisfied. At the end of each subsequent reporting period, the Company re-evaluates the probability of achievement of such development milestones and any related constraint and, if necessary, adjusts its estimate of the overall transaction price.

Royalties: For arrangements that include sales-based royalties, including milestone payments based on the level of sales, and for which the license is deemed to be the predominant item to which royalties relate, the Company recognizes revenue at the later of (i) when the related sales occur or (ii) when the performance obligation to which some or all of the royalty has been allocated has been satisfied (or partially satisfied). To date, the Company has not recognized any royalty revenue from its license agreements.

Research and Development

Research and development costs are expensed as incurred. Research and development costs consist of consulting costs, external contract research and development expenses, which includes fees paid to other entities that conduct certain research and development activities on the Company’s behalf, such as clinical research organizations (“CROs”) and contract manufacturing organizations (“CMOs”), raw materials, drug product manufacturing costs, laboratory supplies and allocated overhead, including payroll and personnel expense, and rent. Material research and development costs that are paid in advance of performance are capitalized as a prepaid expense and amortized over the service period as the services are provided.

Clinical trial costs are a significant component of research and development expenses, and the Company outsources a significant portion of these costs to third parties. Third party clinical trial expenses include investigator fees, site and patient costs, CRO costs, costs for central laboratory testing, and data management costs. These third-party agreements are generally cancelable, and related payments are recorded as research and development expenses as incurred. The Company records accruals for estimated ongoing research costs. When evaluating the adequacy of the accrued expenses, the Company analyzes progress of the studies, including the phase or completion of events, invoices received and contracted costs. Significant judgments and estimates may be made in determining the accrued balances at the end of any reporting period. The Company’s historical accrual estimates have not been materially different from the actual costs.

Income Taxes

The Company accounts for income taxes in accordance with ASC 740, Income Taxes (“ASC 740”). ASC 740 uses the asset and liability approach, which requires the recognition of future tax benefits or liabilities on the temporary differences between the financial reporting and tax bases of our assets and liabilities. Deferred tax assets and liabilities represent future tax consequences of temporary differences between the financial statement carrying amounts and the tax basis of assets and liabilities and for loss carryforwards using enacted tax rates expected to be in effect in the years in which the differences are expected to reverse. A valuation allowance is established when necessary to reduce deferred tax assets to the amounts expected to be realized. The Company also recognizes a tax benefit from uncertain tax positions only if it is “more likely than not” that the position is sustainable based on its technical merits. The Company accounts for interest and penalties related to uncertain tax positions as part of its provision for income taxes. To date, the Company has not incurred interest and penalties related to uncertain tax positions. Should such costs be incurred, they would be classified as a component of provision for income taxes.

Comprehensive Loss

Comprehensive loss includes net loss, as well as other changes in stockholders’ deficit that result from transactions and economic events other than those with stockholders. There was no difference between net loss and comprehensive loss for the years ended December 31, 2023 and 2022.

Recently Issued Accounting Pronouncements Adopted

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). ASU 2016-13 requires financial assets measured at amortized cost to be presented at the net amount expected to be collected and any unrealized loss relating to available-for-sale debt securities to be recorded through an allowance for credit losses. The Company adopted this new accounting standard on January 1, 2023, using a modified retrospective method. The adoption of this update did not have a material impact on the Company’s financial statements and related disclosures.

Recently Issued Accounting Pronouncements Not Yet Adopted

In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”). ASU 2023-09 requires entities on an annual basis to (i) disclose in the rate reconciliation both percentages and amounts for certain categories in a tabular format, with further disaggregation of certain categories when the individual reconciling items meet a quantitative threshold, (ii) disclose income taxes paid, net of refunds received disaggregated by federal, state and foreign, with further disaggregation by individual jurisdictions that meet a qualitative threshold (iii) eliminates the requirement to disclose certain information when it is reasonably possible that the total amounts of unrecognized tax benefits will significantly increase or decrease within 12 months of the reporting date or make a statement that an estimate of the range cannot be made and (iv) eliminates the requirement to disclose cumulative amount of each type of temporary difference in certain circumstances. The amendments in ASU 2023-09 are effective for fiscal years beginning after December 15, 2024, for public business entities, with early adoption permitted for annual financial statements that have not yet been issued. The amendments in ASU 2023-09 should be applied on a prospective basis, although retrospectively application is permitted. The amendments in this update will be effective for the Company’s 2025 annual report. The Company is currently evaluating the impact of this amendment on its financial statements and related disclosures.

3. Fair Value Measurement

The Company records cash equivalents and the preferred stock tranche rights liabilities at fair value on a recurring basis. Fair value is an exit price, representing the amount that would be received from the sale of an asset or paid to transfer a liability in an orderly transaction between market participants based on assumptions that market participants would use in pricing an asset or liability.

The following table presents the Company’s financial assets and liabilities measured at fair value on a recurring basis at December 31, 2023 and 2022 (in thousands):

	Fair Value Measurement at December 31, 2023
	Total	Level 1	Level 2	Level 3
Assets:
Cash equivalents - money market funds	$210	$210	$—	$—
Total	210	210
Liabilities:
Tranche rights liabilities (see Note 10)	—	—	—	—
Total	$—	$—	$—	$—

	Fair Value Measurement at December 31, 2022
	Total	Level 1	Level 2	Level 3
Assets:
Cash equivalents - money market funds	$1,333	$1,333	$—	$—
Total	1,333	1,333
Liabilities:
Tranche rights liabilities (see Note 10)	—	—	—	—
Total	$—	$—	$—	$—

The following table summarizes the change in the fair value of the tranche rights liabilities for the year ended December 31, 2023 and 2022 (in thousands):

	2023	2022
Beginning balance	$—	$1,134
Issuance of tranche rights	1,200	441
Partial settlement of tranche rights	—	601
Change in fair value	(1,200)	(2,176)
Ending balance	$—	$—

The tranche rights liabilities were measured at fair value initially at May 25, 2023 and May 7, 2021 for the Series B-1 and Series B, respectively, and on a recurring basis at the end of each reporting period. The tranche rights liabilities were valued using an option pricing method valuation model with Level 3 inputs. The key inputs in this model include equity value, volatility, expectations with respect to future liquidity events, and risk-free discount rates. The probability of achieving the milestones is also a key input. See Note 10 for further details.

If applicable, the Company will recognize transfers into and out of Level 3 within the fair value hierarchy at the end of the reporting period in which the actual event or change in circumstance occurs. There were no transfers into and out of Level 3 of the fair value hierarchy during the years ended December 31, 2023 or 2022.

Separate disclosure is required for assets and liabilities measured at fair value on a recurring basis from those measured at fair value on a non-recurring basis. Assets recorded at fair value on a non-recurring basis, such as property and equipment and intangible assets are recognized at fair value when they are impaired. During the years ended December 31, 2023 and 2022, the Company had no significant assets or liabilities that were measured at fair value on a non-recurring basis.

4. Property and Equipment, Net

Property and equipment, net consists of the following (in thousands):

	December 31,
	2023	2022
Furniture, fixtures and equipment	$376	$371
Laboratory equipment	2,204	1,967
Computers and telecommunications	182	234
Software	24	24
Leasehold improvements	2,308	2,308
Construction-in-progress	—	17
Property and equipment, at cost	5,094	4,921
Less: accumulated depreciation and amortization	(1,362)	(847)
Property and equipment, net	$3,732	$4,074

Depreciation and amortization expense related to property and equipment for the years ended December 31, 2023 and 2022 were $551 and $479, respectively.

5. Leases

The Company rents office and laboratory space in the United States, which are operating leases and expire in July 2034. The Company also leases office equipment under a non-cancellable equipment lease through September 2025. Lease expense during the years ended December 31, 2023 and 2022 under all of the Company’s operating leases was $3,981 and $2,892, respectively, which includes short-term leases and variable lease costs not included in the lease obligation.

On October 26, 2023, the Company entered into a sublease with a third-party for portions of lab space commencing on November 1, 2023 and ending on October 31, 2025, with the right to extend the lease an additional year through October 31, 2026. Monthly sublease payments total $5 and increase annually by 3%. The related sublease income is recognized in Other income (loss) in the Company’s statements of operations.

The following table summarizes the Company’s operating lease costs for the years ended December 31, 2023 and 2022 (in thousands):

	December 31,
	2023	2022
Operating lease costs	$2,401	$1,626
Short-term lease costs	416	423
Variable lease costs	1,164	843
Total operating lease costs, net	$3,981	$2,892

The office space lease provides for increases in future minimum annual rental payments as defined in the lease agreements. The office space lease also includes an option to renew the lease as of the end of the term. The Company has determined that the lease renewal option is not reasonably certain of being exercised.

The cash paid for operating lease liabilities for the year ended December 31, 2023 was $2,207.

Supplemental balance sheet information related to the operating leases is as follows (in thousands):

	December 31,
	2023	2022
Operating lease obligations	$17,711	$17,868
Operating lease right-of-use assets	$14,145	$14,340
Weighted-average remaining lease term (years)	10.6	11.6
Weighted-average discount rate	7.2%	7.0%

Maturities of operating lease liabilities are as follows (in thousands):

Year ending December 31,
2024	$2,010
2025	2,196
2026	2,255
2027	2,315
2028 and beyond	16,888
Total operating lease payments	25,664
Less: imputed interest	(7,953)
Total operating lease liabilities	$17,711

6. Other Assets

In-kind services

On June 4, 2020, the Company executed a series of transactions with the Mayo Foundation for Medical Education and Research (“Mayo”). Mayo and the Company executed a Know-how License Agreement (“the Mayo R&D Agreement”), which provided the Company access to Mayo’s intellectual property and other resources to advance the Company’s development of phage therapy. The Mayo R&D Agreement was valued at $1,550 for in-kind services received from Mayo, along with a cash payment of $200 from Mayo. In exchange, the Company issued 2020 Convertible Notes with an aggregate principal amount of $1,750 and issued common stock warrants (the “Warrants”) of 119,411 shares at an exercise price of $0.01 per share. As of May 7, 2021, all of the Warrants were expired as a result of the Company entering into an Equity financing round associated with the Series B Preferred Stock. No Warrants were exercised during 2020 and 2021. In addition, the issuance of the Series B Preferred Stock on May 7, 2021, represented a triggering event for the conversion of the 2020 Convertible Notes under the terms of the agreement. As a result of the initial closing of the Series B Preferred Stock financing, shares of Series B Preferred Stock were issued to all of the holders of the 2020 Convertible Notes in full satisfaction of the outstanding principal and accrued interest of the 2020 Convertible Notes in accordance with the original terms.

The Mayo Foundation transaction was treated as a multiple element transaction. The Company believes that the net value of the financing element, which can be readily measured at fair value (i.e., the fair value of the 2020 Convertible Notes and the Warrants, net of the cash received for these instruments) can be attributed to incremental cost of the Mayo R&D Agreement. This cost was initially accounted for as being akin to a prepaid asset and expensed as the goods and services were rendered (i.e., expensed as incurred over the term of the Mayo R&D Agreement). As of December 31, 2022, the remaining assets recognized for in-kind services was $239. As of December 31, 2023, the asset recognized for in-kind services was fully drawn down.

7. Accrued Expenses and Other Current Liabilities

Accrued expense and other current liabilities consist of the following (in thousands):

	December 31,
	2023	2022
Accrued professional services	$585	$306
Accrued payroll and employee benefits	119	143
Accrued research and development	404	1,140
Accrued severance	677	—
Other	230	205
Total accrued expenses and other current liabilities	$2,015	$1,794

In October 2023, the Company’s former Chief Executive Officer stepped down from day-to-day activities with the Company, while continuing as a member of the Company’s Board of Directors. As part of the transition, the Company recognized severance compensation totaling $509. In December 2023, the Company eliminated the President and Chief Operation Officer position and recognized severance compensation totaling $248. As of December 31, 2023, the total remaining severance liability amounted to $677.

8. Royalty Liability

The Company was awarded a grant from Medical Technology Enterprise Consortium (“MTEC”). See Note 12 for further details. In conjunction with this award, the Company is subject to a royalty assessment fee of an amount equal to 3% of the total funded value of the research project award. The Company makes monthly payments which are subject to change based on additional allocation of funds to the specified research project award. As of December 31, 2023 and 2022, the MTEC royalty assessment liability was $0 and $150, respectively.

9. Notes Payable

EIDL Loan

On January 14, 2021, the Company executed the standard loan documents required for securing an Economic Injury Disaster Loan (the “EIDL Loan”) from the U.S. Small Business Administration (the “SBA”) under its Economic Injury Disaster Loan assistance program in light of the impact of the COVID-19 pandemic on the Company’s business. The principal amount of the EIDL Loan was $150, with proceeds to be used for working capital purposes. On March 16, 2022, the Company amended the loan and increased the EIDL Loan amount to $500. Interest on the EIDL Loan accrues at the rate of 3.75% per annum and installment payments, including principal and interest, are due monthly beginning eighteen months from the date of the amended EIDL Loan in the amount of $2. The balance of principal and interest is payable thirty years from the date of the promissory note. As of December 31, 2023 and 2022, the principal, net of interest amount was $495 and $500, respectively and recognized as a non-current term loan in the Company’s balance sheet.

10. Convertible Instruments

Redeemable Convertible Preferred Stock

As of December 31, 2023, Convertible Preferred Stock consisted of the following (in thousands, except share and per share data):

	Shares	Shares Issued and	Weighted- Average Issuance Price	Carrying	Liquidation
	Authorized	Outstanding	Per Share	Value	Preference
Series AA	2,217,000	2,217,000	$1.00	$2,217	$2,217
Series B	62,118,478	42,481,418	$1.27	49,747	54,086
Series B-1	100,000,000	39,999,998	$0.30	11,800	12,000
Total	144,698,418	84,698,416		$63,764	$68,303

As of December 31, 2022, Convertible Preferred Stock consisted of the following (in thousands, except share and per share data):

	Shares	Shares Issued and	Weighted- Average Issuance Price	Carrying	Liquidation
	Authorized	Outstanding	Per Share	Value	Preference
Series AA	2,217,000	2,217,000	$1.00	$2,217	$2,217
Series B	62,118,478	42,481,418	$1.27	49,747	54,086
Total	65,118,478	44,698,418		$51,964	$56,303

On November 21, 2017, the Company entered into the Series AA Preferred Stock Purchase Agreement with various purchasers and issued 2,217,000 shares of Series AA Preferred Stock, $0.0001 par value per share, at an original issuance price of $1.00 per share or $2,217 in aggregate cash proceeds.

On May 7, 2021, the Company entered into the Series B Preferred Stock Purchase Agreement and initially issued 21,846,732 shares of Series B Preferred Stock, $0.0001 par value per share, at an original issuance price of $1.27 per share. 8,443,433 shares of Series B Preferred Stock were issued in exchange for $10,750 in aggregate cash proceeds. An additional 13,403,299 shares were issued in satisfaction of certain convertible notes. In connection with the issuance of the Series B Preferred Stock on May 7, 2021, the Company amended the terms of the Series B Preferred Stock Purchase Agreement to provide certain holders of the Series B Preferred Stock with the right to purchase an additional 23,563,076 shares at $1.27 per share upon the achievement of certain defined clinical milestones associated with the Company’s product development (“2021 Tranche Rights”). Additionally, these investors had the option to waive the milestone requirements and purchase the shares at their option at any time prior to the two-year anniversary of the initial closing.

On March 16, 2022, the Company amended the Series B Preferred Stock Purchase Agreement, which resulted in the issuance of an additional 10,210,653 shares of Series B Preferred Stock at $1.27318 per share, or an aggregate $13,000, net of issuance costs of $66. Additionally, the 2021 Tranche Rights were amended to (i) extend the milestone earning period, (ii) alter the specific performance conditions for achievement of the milestones, and (iii) increase the number of shares subject to the milestone obligations to 29,061,093 shares of Series B Preferred Stock. In May 2022, the first milestone was achieved, and the milestone purchasers purchased an additional 10,210,653 shares of Series B Preferred Stock at $1.27318 per share, or an aggregate $13,000, net of issuance costs of $66.

On June 14, 2022, the Company amended the Series B Preferred Stock Purchase Agreement again authorizing the issuance of an additional 213,380 shares at $1.27318 per share, or an aggregate $272, net of issuance costs of $1. The issuance had no impact on the 2021 Tranche Rights and the new investors were not given any additional rights to participate in the 2021 Tranche Rights.

On May 25, 2023, the Company entered into the Series B-1 Preferred Stock Purchase Agreement with the two lead investors from the Series B Preferred Stock Purchase Agreement and issued 39,999,998 shares of Series B-1 Preferred Stock, $0.0001 par value per share, at an original issuance price of $0.30 per share or $11,800 in aggregate cash proceeds. The outstanding tranche rights of Series B Preferred Stock were terminated in 2023 and replaced with new tranche rights to purchase additional shares of Series B-1 Preferred Stock at specific dates in the future upon the achievement of certain defined clinical milestones associated with the Company’s product development (“2023 Tranche Rights”). In addition, the Series B-1 Preferred Stock agreement allowed for up to an additional $6,000 of Series B-1 Preferred Stock to be purchased by existing Series AA and Series B Preferred Stock shareholders (excluding the two lead investors) within 45 days of May 25, 2023. The Series B-1 Preferred Stock Purchase Agreement was amended twice to extend this timeframe to October 23, 2023. As of December 31, 2023, no additional shares were purchased by the existing Preferred Stock shareholders (excluding the two lead investors).

The holders of the Convertible Preferred Stock have the following rights, preferences, and privileges:

Voting

The holders of the Convertible Preferred Stock are entitled to vote on all matters which common stockholders are entitled to vote on. Generally, holders of Convertible Preferred Stock and Common Stock vote together as a single class and not as separate classes.

Dividends

The holders of the Series AA Preferred Stock, Series B Preferred Stock and Series B-1 Preferred Stock are each entitled to non-cumulative dividends of 8% of the Original Issuance Price, per annum, prior to any distribution to Common Stockholders and are payable only when and if declared by the Board of Directors. Thereafter, any distributions are required to be distributed among the holders of the Preferred Stock and Common Stock pro rata, on an as converted basis when and if declared by the Company’s Board of Directors. Since Inception, no dividends have been declared.

Liquidation or Deemed Liquidation

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or in the event of a sale of the Company or of substantially of the Company’s assets (a “Deemed Liquidation Event”), the holders of shares of Convertible Preferred Stock are entitled to be paid out of the assets of the Corporation available for distribution before any payment to the holders of Common Stock for an amount per share equal to the greater of (i) the Original Issue Price plus any dividends declared but unpaid per share of Preferred Stock redeemed (the “Liquidation Preference”) or (ii) such amount per share as would have been payable had the applicable shares of Preferred Stock been converted into Common Stock prior to such event. The remaining proceeds will be distributed ratably among holders of the Company’s Common Stock.

Redemption

Other than in connection with a Liquidation or Deemed Liquidation Event, the Convertible Preferred Stock are not redeemable.

Conversion

Each share of Convertible Preferred Stock is convertible into common stock at the option of the holder at any time. The conversion ratio of each share is initially equal to (i) the Original Issue Price of the respective share of Convertible Preferred Stock divided by (ii) the Conversion Price, which is initially equal to the Original Issue Price, such that the initial conversion ratio is 1-for-1. The conversion price is subject to adjustments for standard anti-dilution provisions as well as adjustments for future issuances or deemed issuance of equity that is less than the per share conversion price of the Convertible Preferred Stock, unless such adjustment is waived by the requisite majority of the applicable class of Convertible Preferred Stock.

Each share of redeemable Preferred Stock is automatically converted into common stock upon the occurrence of an initial public offering, or similar transaction, provided such transaction meets certain criteria, including gross proceeds of at least $50 million. Additionally, each series of Convertible Preferred Stock may become mandatorily convertible at the election of the requisite majority of holders of the respective series of Preferred Stock outstanding.

Classification

The Series AA Preferred Stock, Series B Preferred Stock and Series B-1 Preferred Stock are redeemable upon a Deemed Liquidation Event as previously described. Before the issuance of the Series B and Series B-1 Preferred Stock, the Company had control over events that constituted a Deemed Liquidation Event, and therefore, the Series AA Preferred Stock was not initially determined to be redeemable equity, or equity that is redeemable upon circumstances that are outside the control of the Company. Upon the issuance of the Series B and Series B-1 Preferred Stock, the holders of the Convertible Preferred Stock obtained sufficient representation on the Board such that a Deemed Liquidation Event was no longer solely in the control of the Company, since the holders, represented as a class, could force approval of a Deemed Liquidation Event. As such, upon issuance of the Series B and Series B-1 Preferred Stock, the Convertible Preferred Stock is considered redeemable upon events that are not solely within the control of the Company. Therefore, the Convertible Preferred Stock has been classified as redeemable equity.

Redeemable equity is required to be accreted to its redemption value if the equity is either currently redeemable, or not currently redeemable but probable of becoming redeemable in the future. Although the holders of the Convertible Preferred Stock may be able to force approval of a Deemed Liquidation Event, such events are not considered probable based on all the contingencies inherent in closing such transformation transactions. The Company has thus determined that the Convertible Preferred Stock was not probable of becoming redeemable as of December 31, 2023 and 2022.

Series B and Series B-1 Preferred Stock Tranche Rights Liabilities

As noted above, in connection with the closing of the Series B and Series B-1 Preferred Stock, certain investors received a right to purchase additional shares of Series B and Series B-1 Preferred Stock and if certain milestones were achieved, are obligated to purchase additional shares of Series B and Series B-1 Preferred Stock. The initial Series B Preferred Stock number of shares subject to the 2021 Tranche Rights was an aggregate of 23,563,076 shares and a purchase price equal to the original issuance price of the Series B Preferred Stock, or $1.27318 per share. On March 16, 2022, the terms of the 2021 Tranche Rights were amended in connection with the additional issuance of Series B Preferred Stock, resulting in an increase in the shares subject to the 2021 Tranche Rights to 29,061,093. On July 13, 2022, the first milestone was achieved resulting in the issuance of 10,210,653 shares of Series B Preferred Stock at $1.27318 per share.

As mentioned above, the outstanding tranche rights of Series B Preferred Stock were terminated in 2023 and replaced with new tranche rights to purchase additional shares of Series B-1 Preferred Stock at specific dates in the future upon the achievement of certain defined clinical milestones associated with the Company’s product development. The number of Series B-1 Preferred Stock shares subject to the 2023 Tranches Rights was an aggregate of 39,999,998 shares and a purchase price equal to the original issuance price of the Series B-1 Preferred Stock, or $0.30 per share.

Because the Series B and Series B-1 Preferred Stock is redeemable upon certain events that are outside the Company’s control, these Tranche Rights represented an equity contract indexed to a potential obligation to repurchase the Company’s own stock. As such, these tranche rights are required to be classified as liabilities at fair value and remeasured to fair value each reporting period with changes in fair value recorded in earnings. The Tranche Rights are recorded on the Company’s balance sheets as Preferred stock tranche rights liabilities and the changes in fair value of the tranche rights are recognized as Change in fair value of preferred stock tranche rights liabilities in the statements of operations. Refer below for additional information about the valuation of the Tranche Rights.

The Company assessed that the Tranche Rights met the definition of a freestanding financial instrument, as it was legally detachable and separately exercisable from the initial closing of the Series B and Series B-1 Preferred Stock. The fair value for the Tranche Rights was estimated as a forward contract using an option pricing method valuation model. The valuation model at issuance on May 7, 2021 and May 25, 2023, estimated the implied value of the Series B and Series B-1 stock, respectively, as of the expected milestone dates utilizing the probability of milestone achievement, expected timing of milestone achievement, and risk-free rate. Subsequently, the fair value of the liabilities was discounted to the valuation date and adjusted for probability of the achievement of the milestone event. The option pricing method valuation model was updated as of March 16, 2022 for the Series B stock. Significant estimates and assumptions impacting fair value include the discount rate, expected time to the milestones achievement, and probability of the milestones achievement. The discount rate was equal to the risk-free rate commensurate with the estimated timing of the milestones achievement.

As of December 31, 2021, the key assumptions used in estimating the fair value of the tranche liability for the Series B Preferred Stock included a risk-free interest rate of 0.2%, expected time to milestone achievement of 2.7 years, and probabilities of achieving the milestones ranging from 75%-95%. As of December 31, 2022, the probability of achieving the remaining milestones were estimated to be 0%. As of May 25, 2023, the key assumptions used in estimating the fair value of the tranche liability for the Series B-1 Preferred Stock included a risk-free interest rate of 4.4%, expected time to milestones achievement of 2.1 years, and probabilities of achieving the milestones ranging from 50%-75%. As of December 31, 2023, the probability of achieving the milestones were estimated to be 0%.

11. Stockholders’ Deficit

Common stock

The Company currently has one class of common stock, $0.0001 par value per share common stock (“Common Stock”), authorized and outstanding. The Company is authorized to issue up to 186,304,376 shares of Common Stock. Holders of Common Stock are entitled to one vote for each share of Common Stock held on all matters, except as may be provided by law.

Stock-Based Compensation

Stock Options

The Company established the 2017 Stock Incentive Plan (the “Stock Plan”) to provide incentive stock options, non-qualified stock options, restricted stock, and other stock-based awards denominated in shares of the Company’s common stock, and performance-based cash awards to eligible employees, consultants, and directors. Under the Stock Plan, a total of 16,556,087 shares of Common Stock were authorized for issuance. During the year ended December 31, 2023, no options to purchase shares of common stock were granted. As of December 31, 2023, there were 11,836,479 shares of common stock available for future grants under the Stock Plan.

The fair value of stock option issued to employees during 2022 was estimated at the date of grant using Black-Scholes with the following weighted-average assumptions:

For the Year Ended December 31,
2022
Expected volatility	80.0%
Expected term (years)	6.1
Risk-free interest rate	3.3%
Expected dividend yield	0.0%

Expected volatility: As there is not sufficient historical volatility for the expected term of the stock options, the Company uses an average historical share price volatility, based on an analysis of reported data for a peer group of comparable companies which were selected based upon industry similarities.

Expected term (years): Expected term represents the number of years that the Company’s option grants are expected to be outstanding. There is not sufficient historical share exercise data to calculate the expected term of the stock options; therefore, the Company elected to utilize the simplified method to value option grants. Under this approach, the weighted-average expected life is presumed to be the average of the vesting term and the contractual term of the option.

Risk-free interest rate: The Company determined the risk-free interest rate by using a weighted-average equivalent to the expected term based on the daily U.S. Treasury yield curve rate in effect as of the date of grant.

Expected dividend yield: The Company does not anticipate paying any dividends in the foreseeable future.

The fair value of each non-employee stock option is estimated at the date of grant using Black-Scholes with assumptions generally consistent with those used for employee stock options, with the exception of expected term, which is over the contractual life.

A summary of stock option activity under the Plans is presented below:

		Weighted-	Weighted-Average
	Number of	Average	Remaining	Aggregate
	Stock	Exercise	Contractual Term	Intrinsic
	Options	Price	(Years)	Value
Outstanding, December 31, 2022	4,935,716	$0.32	8.2	$1,828,253
Granted	—	$—
Exercised	(11,220)	$0.32
Forfeited or expired	(666,364)	$0.32
Outstanding, December 31, 2023	4,258,132	$0.32	7.1	$—
Exercisable, December 31, 2023	2,950,456	$0.31	6.8	$—
Vested and expected to vest, December 31, 2023	1,307,676	$0.34	7.9	$—

The per share weighted-average grant date fair value of stock options granted during the year ended December 31, 2022, was $0.55 per share. No stock options were granted during the year ended December 31, 2023. The total fair value of awards vested during the years ended December 31, 2023 and 2022 was $544 and $624, respectively. At December 31, 2023, there was $1,275 of unrecognized compensation cost related to stock options, which is expected to be recognized over a weighted-average period of 2.9 years.

Restricted Stock

In January 2017, the Company authorized and granted the former Chief Executive Officer 4,500,000 shares of Common Stock, par value $0.0001 per share (the “Stock). Pursuant to a Stock Restriction Agreement in May 2021, 75% of the Stock will be fully vested and 25% of the Stock will be unvested. The weighted-average grant date fair value of the restricted stock award during the year ended December 31, 2021 was $0.63 per share. The restricted stock vests ratably over an eighteen-month period and was fully vested on November 7, 2022; provided, however, that the executive officer did not experience a termination prior to the applicable vesting date. The total fair value of the restricted shares that vested during the year ended December 31, 2022 totaled $433.

Stock-based Compensation Expense

Stock-based compensation expense is classified in the accompanying statements of operations and comprehensive loss for the years ended December 31, 2023 and 2022 as follows (in thousands):

	Year Ended December 31,
	2023	2022
General and administrative	$292	$854
Research and development	211	154
Total	$503	$1,008

12. Revenue

Revenue from U.S. Government Contracts and Grants

In August 2019, the Company was awarded $9,638 from the U.S. Army Medical Research Acquisition Activity (“USAMRAA”) and the U.S. Army Medical Research & Development Command (“USAMRDC”) to advance personalized phage therapy from niche to broad use. This award is intended to lay the groundwork for rapid advancement of personalized phage therapy to commercialization for the variety of clinical indications and bacterial pathogens representing un-met need with a focus on infections with significant military relevance. The competitive award was granted by USAMRAA and USAMRDC in collaboration with the Medical Technology Enterprise Consortium (“MTEC”), a 501(c)(3) biomedical technology consortium working in partnership with the Department of Defense (“DoD”). Under the cost reimbursement contract, MTEC reimburses the Company for approved incurred costs that are based upon the achievement of certain milestones for conduct and completion of a Phase 1/2 study utilizing the Company’s PhageBank to treat patients with urinary tract infections (“UTI”). In September 2019, the Company entered into a contract modification to include an additional $1,265 to perform pre-clinical activities to advance the Diabetic Foot Ulcer (“DFU”) clinical program.

In July 2020, the Company entered into its second contract modification to include an additional $12,378 to expand the activities under the contract to include activities to advance potential bacteriophage-based vaccines against COVID-19 and also to include additional funding for the Company’s UTI program.

In September 2021, the Company entered into its third contract modification to include additional funding of $7,933, for a total contract value of $31,214, to support additional activities for the Company’s UTI and DFU clinical programs and for additional development work for the Company’s potential bacteriophage-based vaccine candidates against COVID-19.

In September 2022, the Company entered into its fourth contract modification to include additional funding of $5,000, for a total contract value of $36,214, to support additional activities for the Company’s DFU clinical program.

In August 2021, the Company was awarded $297 from the National Institute of Allergy and Infectious Diseases (“NIAID”) for the development of a rapid and scalable method for bacteriophage manufacture and purification for use in treating drug-resistant bacterial infections. Under the contract, NIAID pays the Company a fixed fee based upon the achievement of certain milestones. The contract consists of a performance period from August 2021 through August 2022. The Company recognized the remaining $178 in grant revenue during 2022.

For the years ended December 31, 2023 and 2022, the Company recognized $13,876 and $5,600 of grant revenue under the MTEC contract, respectively.

The Company accounts for the MTEC and NIAID contracts as a government grant which analogizes with International Accounting Standards 20 (“IAS 20”), Accounting for Government Grants and Disclosure of Government Assistance.

Revenue from Contracts with Customers

Duke University Revenue

In June 2021, the Company entered into an agreement with Duke University (“Duke”) to perform phage susceptibility studies, manufacturability studies and to manufacture Good Manufacturing Practice (“GMP”) lots for certain phages. Total consideration for the services to be provided is $901. For the years ended December 31, 2023 and 2022, the Company recognized $218 and $164, respectively of revenue under the Duke contract.

Oyster Point Pharma Revenue

In May 2021, the Company entered into a collaboration and option agreement with Oyster Point Pharma, Inc. (“OPP”) to collaborate on the use of the Company’s proprietary phage technology for the treatment of certain ophthalmic diseases. Upon entering into the agreement in May 2021, the Company received a non-refundable $500 upfront payment from OPP. Upon the delivery of the License Option Exercise Notice for the Collaboration Program, OPP is obligated to pay the Company $250 in license option exercise fee. OPP is also obligated to make additional payments to the Company upon the achievement of clinical, regulatory, and commercial milestones. Total consideration for the services to be provided is $26,000, which consists of clinical milestones amounting to $4,500; the regulatory milestones amounting to $11,500 and the commercial milestone amounting to $10,000 for the ophthalmic program. Additionally, OPP is obligated to pay royalties on future net sales on a licensed product-by-licensed product basis. No revenue was recognized for the years ended December 31, 2023 and 2022. The Company is currently in negotiations to terminate this collaboration.

Yale University Revenue

In June 2018, the Company entered into an agreement with Yale University (“Yale”) to manufacture under Good Manufacturing Practice (“GMP”) conditions bacteriophage supplied by Yale to produce sterile filled vials of therapeutic phage. In February 2021, the agreement was modified to include additional batches of vials and stability testing. Total consideration for the services to be provided is $397. No revenue was recognized for the years ended December 31, 2023 and December 31, 2022.

13. Employee Benefit Plans

As of December 31, 2023, the Company has a 401(k)-retirement plan in which substantially all of the Company’s employees in the United States are eligible to participate in the plan. Eligible employees may elect to contribute up to the maximum limits, as set by the Internal Revenue Service, of their eligible compensation. During the years ended December 31, 2023 and 2022, the Company made discretionary plan contributions of $226 and $146, respectively in relation to this agreement.

14. Related Party Transactions

In addition to the restricted stock grant described in Note 11 and the severance discussed in Note 7, the Company entered into an agreement in February 2019 with an entity controlled by a family member of the Company’s former Chief Executive Officer to provide scientific advisory services. The agreement was effective as of November 2019. As of December 31, 2022, the Company recognized expenses of $59. No expenses were recognized in relation to this agreement in 2023.

The Company entered into three agreements in March, April and August 2023 with the Company’s Senior Vice President of Finance to provide factoring services. As of December 31, 2023, the Company recognized total interest expense of $3. No amounts were outstanding under these agreements as of December 31, 2023.

On October 27, 2023, the Company borrowed $500 from one of the Company’s investors under a promissory note that was set to mature on November 26, 2023, and bore interest at a rate of 1% per annum. As of December 31, 2023, this promissory note was paid off and no amounts were outstanding. As of December 31, 2023, the Company recognized total interest expense of $3.

15. Income Taxes

The Company has incurred cumulative losses from inception and for the year ended December 31, 2023. As a result, there is no current income tax payable, or provision recorded in the accompanying balance sheet or statement of operations.

For the year ended December 31, 2023, the Company’s income taxes computed at the statutory federal income tax rate differs from effective tax rate primarily due to the valuation allowance related to the Company’s deferred income tax asset and certain permanent differences in the financial statement and income tax basis of reporting.

Reconciliation between the effect of applying the federal statutory rate and the effective income tax rate used to calculate the Company’s income tax benefit is as follows:

	Year Ended December 31,
	2023	2022
Federal statutory rate	21.00%	21.00%
State income taxes	8.25	8.25
Tax credits	5.97	5.49
Other	(0.45)	1.43
Change in valuation allowance	(34.77)	(36.17)
Effective tax rate	—%	—%

The Company records deferred income taxes for the difference between the financial statement and income tax bases of assets and liabilities using the enacted statutory tax rate. The total deferred tax assets and liabilities are as follows:

	December 31,
	2023	2022

Deferred tax assets	$26,564	$20,987
Deferred tax liabilities	(4,325)	(4,318)
Net deferred tax asset	22,239	16,669
Valuation allowance	(22,239)	(16,669)
Total deferred tax assets (liabilities), net	$—	$—

The primary components of deferred tax assets are net operating losses, tax credits, capitalized research and development costs and lease liabilities; deferred tax liability relates to the right of use assets. The Company records a valuation allowance against its net deferred tax asset when it is more likely than not that realization will not occur. The realization of deferred tax assets depends upon the Company’s ability to generate future taxable income or other tax planning strategies available in the relevant taxing jurisdiction. In evaluating the realizability of its deferred tax assets, the Company considers all positive and negative evidence, including but not limited to management’s projections of future taxable income, uncertainty regarding market response to new products, among other factors. The Company performed an analysis of the realizability of their net deferred tax assets as of December 31, 2023 and 2022 and determined that it was not more likely than not that its respective net deferred tax assets would be realized. As a result, the Company recorded a valuation allowance against its net deferred tax assets as of December 31, 2023 and 2022.

As of December 31, 2023, the Company has U.S. federal net operating loss carryforwards of approximately $24,171, which will be carried forward indefinitely, although limited to eighty percent of taxable income annually.

The Company is generally subject to a three-year statute of limitations for federal and state, therefore, 2021 through the current year remains open for examination.

16. Commitments and Contingencies

License Obligations

United States Navy

The Company entered into a license agreement with the United States Navy (“USN”) for the exclusive license to develop, manufacture, and commercialize certain proprietary technology developed at USN. The USN agreement expires on the last of the related patent expiration date which may be extended upon patent renewal. Under the terms of the agreement, the Company is obligated to pay an annual license fee of $20 for year 2021 and each year thereafter and royalty fees upon the commencement of product sales. Fees incurred under the USN agreement totaled $20 and $40 for the years ended December 31, 2023 and 2022, respectively. The fees incurred were classified as a component of research and development expenses in the accompanying statements of operations and comprehensive loss.

Walter Reed Army Institute of Research

The Company entered into a biological materials license agreement with the Walter Reed Army Institute of Research (“WRAIR”) to transfer agreed upon materials and information to develop and commercialize phage products to treat and prevent bacterial infections. The WRAIR agreement expires, starting on February 2022, on an individual phage material by phage material basis, 10 years from the date that the phage material was added to the bacteriophage listing. The bacteriophage listing is updated quarterly or on an as needed basis agreed upon by both parties. Under the terms of the agreement, the Company is obligated to pay an annual license fee of $5 and royalty fees upon the commencement of product sales. The Company incurred fees of $9 and $5 for the years ended December 31, 2023 and 2022, respectively. The fees incurred will be classified as a component of research and development expenses in the accompanying statements of operations and comprehensive loss.

Litigation

The Company is a party in various contracts and subject to disputes, litigation, and potential claims arising in the ordinary course of business none of which the Company believes are currently reasonably possible or probable of material loss.

17. Subsequent Events

The Company has evaluated subsequent events through May 15, 2024, and determined that there have been no events that have occurred that would require adjustments to our disclosures in the financial statements except for the transaction described below.

Workforce Reduction

In January and April 2024, the Company executed a workforce reduction at the corporate office as part of the Company’s cost reduction initiative associated with the Company’s turnaround plan to extend current funding reserves in order to meet the current clinical timelines. As a result, the Company anticipates minimal severance benefits associated with this workforce reduction in 2024.

Merger Agreement

On March 6, 2024, the Company entered into a definitive merger agreement with BiomX, Inc., a clinical-stage company advancing novel natural and engineered phage therapies that target specific pathogenic bacteria. On March 15, 2024, the merger with BiomX, Inc. was completed. Pursuant to the merger agreement, the Company entered into a merger with BTX Merger Sub I, Inc. (“First Merger”), a wholly owned subsidiary of BiomX, Inc., with the Company being the surviving entity and becoming a wholly owned subsidiary of BiomX, Inc. Immediately following the First Merger, the Company merged with BTX Merger Sub II, LLC, a Delaware single member limited liability company and another wholly owned subsidiary of BiomX (“Second Merger”), with BTX Merger Sub II, LLC being the surviving entity. BTX Merger Sub II, LLC then changed its name to Adaptive Phage Therapeutics, LLC, (“APT, LLC”).

Convertible Notes

In January 2024, the Company entered into a convertible promissory note with its two lead investors for $3,250. The convertible notes will have a maturity date of May 30, 2024 and accrue interest at a rate of 8% per annum. As part of the merger with BiomX, Inc., the convertible notes were converted into equity of BiomX, Inc.